Exhibit 10.56

Term Sheet

Prepared and Signed on June 12, 2012

Between

XTL Biopharmaceuticals Ltd.

Corporation No. 52-003947-0

Domiciled at 85a Medinat Hayehudim Street, Herzliya Pituach, 46766

(Hereinafter: "the Company" or "XTL")

And

Medica II Investments (International) L.P.; Medica II Investments (Israel) L.P.;

Medica II Investments (P.F.) L.P. and Medica II - Baxter L.P.

Domiciled at 11 Hamenofim Street, Ackerstein Towers, Bldg. B, 10th Floor, Herzliya Pituach, 46125

(All collectively hereinafter: "Medica Fund")

As One Party;

And

InterCure Ltd.

Corporation No. 51-205169-9

Domiciled at 16 Hatidhar Street, Ra'anana, 43652

(Hereinafter: "InterCure")

As the Other Party;

Whereas:	XTL is a publicly traded company on the Tel-Aviv Securities Stock Exchange Ltd. (hereinafter: "the TASE") and engaged in the biomed industry;
Whereas:	InterCure is a publicly traded company on the TASE and engaged in the development and marketing of home medical devices for treating hypertension and stress;
Whereas:	XTL and its business partners are interested in acquiring the control over InterCure, invest funds in InterCure and allocate to InterCure shares of XTL, all in accordance with the principles detailed in this term sheet (hereinafter: "the Transaction");

Whereby it was Agreed, Declared and Conditioned between the Parties as follows:

1.	InetrCure's declarations and undertakings prior to completion of the Transaction:

1.1	InterCure shall act to effect a debt settlement in accordance with the provisions of Section 350 to the Israeli Companies Law, 1999 (hereinafter: "the Debt Settlement" and "the Companies Law", respectively) prior to the completion of the Transaction whereby in the context of the Debt Settlement, InterCure will convert its entire debts to creditors (including, among others, holders of debentures (series A), holders of private debentures and all of InterCure's debtees and/or other creditors, including officers therein), as detailed in InterCure's books as of the date of approval of the Debt Settlement, into Ordinary shares of InterCure based on a distribution mechanism as agreed upon between InterCure and its creditors.

For the removal of doubt, prior to the completion of the Transaction, InterCure shall be free of all debts and/or monetary liabilities, net and of all contingent liabilities, excluding an amount of up to $150 thousand for net liabilities whose costs will be borne by XTL and Medica Fund at their consent based on the following distribution: XTL will bear an amount of up to $50 thousand and Medica Fund will bear an amount of up to $100 thousand. Medica's loan will have priority over all of InterCure's other loans and will be converted into InterCure's capital simultaneously with XTL's investment in InterCure according to InterCure's adjusted value (as defined below) (namely, at a company value of $1.75 million). It is hereby agreed that the completion of the Transaction is contingent on receiving the TASE's approval for the removal of InterCure's shares from the preservation list and for their trade on the primary list.

1.2	According to the Debt Settlement, InterCure and its officers will receive exemption from any claims and/or arguments filed against them, including in connection with its other liabilities and/or debts toward the Israeli tax authorities or any other Government authority as well as any other claims and/or arguments. In addition, in the Debt Settlement, InterCure and its officers and anyone on its behalf will waive any claim and/or argument and/or demand against any holders of debentures (series A) and/or the representatives of the debentures (series A) and/or the trustee of the debentures (series A) and/or anyone who acts in connection with the Deft Settlement on behalf of the representatives and/or on behalf of the holders.

1.3	InterCure will declare toward XTL that (i) InterCure's U.S. subsidiary, InetrCure Inc. (hereinafter: "the Subsidiary"), managed its tax books in accordance with applicable local laws; (ii) to the best of InterCure's knowledge, it does not have any tax liabilities and/or debts, including any contingent tax liabilities; and (iii) the Subsidiary's signed tax returns properly reflect its financial position.

1.4	XTL will have the right to require InterCure to liquidate the subsidiary, InterCure UK, in which case InterCure will do so at its expense.

2.	The actions and liabilities of XTL, Medica Fund and other business partners of XTL toward InterCure:

2.1	XTL and its business partners and Medica Fund will invest in InterCure a total of $3,250,000 based on the following principles (hereinafter: "the Investment"):

2.1.1	InterCure will be allocated Ordinary shares of XTL and/or will receive a cash investment, at XTL's exclusive discretion, in an aggregate of $2,200,000, based on the quoted market price of XTL's share on the date of signing of this agreement and at a value of InterCure reflecting a total of $1,750,000 before the money (but after the conversion of all of InterCure's debts as discussed in paragraph 1 above) (hereinafter: "InterCure's adjusted value"). Moreover, the parties agree that the date of consummation of the Transaction will not be later than September 30, 2012 and that if the Transaction is not consummated by said date, XTL will have the right to cancel it.

2.1.2	XTL will have the right at any given time from the date of consummation of the Transaction to purchase the shares allocated according to paragraph 2.1.1 above at their market price and in any event at a share price that is not lower than the price on the date of signing this agreement.

2.1.3	XTL and Medica Fund will provide InterCure a total of at least $1,050,000 ($500 thousand and $550 thousand, respectively) in cash and/or through an agreement for providing management and operating services (as detailed in paragraph 3 below) in return for the allocation of InterCure shares to XTL and Medica Fund, as applicable, in order to finance InterCure's operating expenses starting from the date of consummation of the Transaction. All amounts payable in cash according to this paragraph, not through the agreement for providing management and operating services, will be invested at InterCure's adjusted value.

2.2	Upon completion of the investment, XTL will assimilate InterCure's entire operating activity or bear the related costs, subject to the agreement for providing management and operating services mentioned above, including all employees required for this activity, at XTL's exclusive discretion. For the removal of doubt, it should be clarified that any employees who are not needed for InterCure's continued operation according to XTL's exclusive discretion will be terminated immediately upon completion of the Investment, whereby subject to the provisions of applicable laws, the cost relating to their termination will be viewed as part of InterCure's debts which will be converted into shares of InterCure prior to the Investment, with each relevant employee's consent, as discussed in paragraph 1 above (hereinafter: "the transfer of the operating activity"). InterCure's holdings after completion of the Debt Settlement will be as detailed in the appendix to this agreement.

2.3	Immediately upon the transfer of the operating activity, XTL and InterCure will enter into an agreement whereby XTL will provide InterCure management and operating services in connection with InterCure's employees (hereinafter: "the agreement for providing management and operating services") for the following consideration:

2.3.1	InterCure will grant XTL and Medica Fund call options to purchase InterCure's Ordinary shares representing 25% of InterCure's share capital after completion of the Investment (according to the investment ratio detailed in subsection (a) below), which will be exercisable into InterCure shares by XTL and Medica Fund with no additional consideration (hereinafter: "Option B"). Option B will be exercisable subject to the fulfillment of the following conditions on a cumulative basis:

(a)	XTL and Medica Fund will bear the direct expenses in respect of the management and operating services in a total of $500,000 ($330 thousand and $170 thousand, respectively). On the date of consummation of the Transaction, Medica Fund will transfer its entire share as stated in this subsection in cash to InterCure and XTL will transfer to InterCure an amount of $30,000 of its share in cash;

(b)	The operating activity will be assigned to InterCure.

2.3.2	If XTL and Medica Fund do not exercise Option B after meeting the conditions mentioned in subsection (a) above, they will be entitled to current payments in respect of the agreement for providing management and operating services in the amount of the actual cost of the services plus a fixed margin of 15% of total cost.

3.	A loan facility extended to InterCure by XTL:

3.1	On the date of signing this Term Sheet, XTL will provide InterCure a loan facility in an aggregate of $120,000 (hereinafter: "the Loan Facility"). Any loan actually received according to paragraph 3.3 below will be superior to InterCure's other debts, including to all holders of debentures. The loan repayment will be viewed as "liquidation expenses".

3.2	Upon consummation of the Transaction, the loan actually extended by XTL to InterCure will become part of the consideration payable by XTL as discussed in paragraph 2.1.3 above.

3.3	The withdrawal of funds under the Loan Facility in the period before the consummation of the Transaction will be carried out in conformity with InterCure's operating needs as approved by InterCure's representative in coordination with XTL's representative (hereinafter: "the actual loan"). After consummation of the Transaction, the signatory rights will include, at all times, a representative of XTL for paying any expense or liability.

3.4	If the Transaction is not consummated for reasons that are not related to XTL, the actual loan received by InterCure will be repaid to XTL with the addition of annual interest at a rate of 7%.

4.	The salary and compensation terms of InterCure's CEO after consummation of the Transaction:

4.1	After consummation of the Transaction, the salary and compensation terms of InterCure's CEO (hereinafter: "the CEO") will be as follows:

4.1.1	Salary: the CEO's gross monthly salary will be NIS 30,000, subject to compliance with InterCure's minimum annual sales target of $2,000,000, assuming that InterCure's direct advertising budgets are not significantly reduced to allow supporting this sales volume. If said sales target is not achieved, the CEO's gross monthly salary will be NIS 25,000 only. The CEO will also receive social benefits at a rate of 50% and will be entitled to receive the entire consideration against an invoice for rendering management services, provided that there is no change in the terms of the CEO's employment as above.

Bonus: the CEO will be entitled to an annual bonus (12 months) of up to nine salaries based on profit and growth targets determined by InterCure's Board after consummation of the Transaction (hereinafter: "the Bonus"). The profit and sales data will be examined based on InterCure's financial statements prepared in conformity with International Financial Reporting Standards (hereinafter: "IFRS").

4.1.2	Options: InterCure will grant the CEO options that are exercisable for an exercise increment equivalent to the average share price on the three days preceding the date of grant at an overall scope of 4.5% of InterCure's issued and outstanding share capital, vesting over a period of three years (12 quarters) from the date of grant subject to the CEO's ongoing employment in InterCure.

4.1.3	Advance notice: two months for the first six months. Any change in control will be viewed as a notice of termination. For the removal of doubt, the Transaction will not be viewed as change in control for the purpose of this agreement.

4.1.4	It should be clarified that the examination of the entitlement to all grants and bonuses mentioned in this paragraph 4 will be done over a 12-month period commencing on the date of consummation of the Transaction, namely for the Bonus - 12 months from the date of consummation of the Transaction. In addition, the terms discussed in this paragraph 4 (excluding subparagraph 4.1.2 above) will be in effect for six months from the date of consummation of the Transaction.

5.	Prerequisites:

5.1	The consummation of the Transaction is subject to the fulfillment of the following prerequisites:

5.1.1	Repealed;

5.1.2	The approval of the holders of debentures (series A), the holders of private debentures and the other creditors;

5.1.3	The approval of InterCure's audit committee and board of directors, the approval of the meetings of holders of InterCure's securities and creditors in the context of the approval of the Transaction and the Court's approval for the Debt Settlement as well as all the legally required approvals such as of the tax authorities, the Securities Authority, the TASE etc.

6.	Compensation for tax payments in the Subsidiary:

InterCure will be required to compensate XTL, Medica Fund and XTL's business partners for any additional tax payments imposed on the Subsidiary (InterCure Inc.) for its past activities prior to the consummation of the Transaction. XTL and its representatives hereby undertake to act in good faith in all matters relating to the Subsidiary's defense against the tax authorities. The compensation will be paid in cash or in shares of InterCure at InterCure's sole discretion based on the holdings of XTL and its business partners on the consummation date. For the removal of doubt, any such additional tax payments will not include current tax payments such as sales tax in the U.S. for actual sales collected by InterCure from its customers as presented in its balance sheets.

In Witness whereof, the Parties to the Term Sheet hereby provide their Signatures:

XTL	InterCure
/s/ David Grossman, Ronen Twito	/s/ Daniel Plotkin
XTL Biopharmaceuticals Ltd. By: Mr. David Grossman, CEO By: Mr. Ronen Twito, Deputy CEO and CFO	InterCure Ltd. By: Mr. Daniel Plotkin Position: Chairman of the Board
Date: 13/06/2012	Date: 13/06/2012

Medica Fund
/s/ Ronen Kantor
By: Attorney Ronen Kantor, Representative of Medica Fund

/s/ Amit Pines
Attorney Amit Pines, Representative of holders of debentures (series A)

/s/ Ronen Kantor
Attorney Ronen Kantor, Representative of holders of debentures (series B)

/s/ Ronen Kantor
Attorney Ronen Kantor, Representative of holders of debentures (series C)